                                                                  EXHIBIT 10.3
                                                                  EXECUTION COPY


   THE ITEMS MARKED BY TWO ASTERISKS ** HAVE BEEN OMITTED FROM THIS FILING AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



                                SUPPLY AGREEMENT

            THIS SUPPLY AGREEMENT (this "Agreement") is entered into this 20th day of April, 1998, by and between SMARTIRE SYSTEMS INC., a British Columbia corporation ("Buyer"), and TRW INC., an Ohio, USA corporation acting on behalf of its TRW Automotive Electronics North America Division ("Seller") for the purpose of establishing the terms and conditions under which Buyer will purchase from Seller and Seller will sell to Buyer tire pressure monitoring transmitters and receivers ("Product").

            Buyer and Seller agree as follows:


                         1.  QUANTITY AND PRICE

                 1.1  QUANTITY:

                      (a) Buyer will purchase from Seller one hundred percent (100%) of its requirements for Product (other than those tire pressure transmitters or low pressure warning devices which Buyer is required, by written contractual obligation executed prior to the date of this Agreement, to purchase from EPIC Technologies or from Advantage Enterprises Inc.), provided that Seller's prices are competitive. Seller's prices will be deemed to be competitive if they are no more than ** percent (**%) higher than bona fide written quotations obtained by Buyer from electronics manufacturers with similar capabilities for comparable quantities of Product.

                 1.2  PRICE:

                      (a) The unit prices of the Product purchased and supplied under this Agreement will be determined in accordance with this Section 1.2.

                      (b) To enable Seller to submit a quotation for the price of a Product to be supplied under this Agreement, Buyer will provide Seller with a request for quotation that includes (1) detailed and complete specifications and drawings for the Product, (2) the period over which Buyer will require Seller to supply the Product and (3) Buyer's annual requirements for the Product.

                      (c) Based on the information provided by Buyer in the request for quotation, Seller will submit a quotation for the Product in question. If the price quoted by Seller is competitive, Buyer will issue a purchase order to Seller for its annual requirements for the Product. If the price quoted by Seller is not competitive, Buyer will inform Seller in writing. Seller will have a thirty (30) day period within which to revise its quotation in order to make it competitive. If Seller thereafter fails to submit a competitive quotation, Buyer will be free to purchase the Product covered by the quotation from a third party for the period described in the request for quotation provided to Seller.

                         2. RELEASES AND SUPPLY OF GOODS

                 2.1 RELEASES: Buyer will issue to Seller weekly releases, in a form reasonably acceptable to Seller ("Releases"), consisting of a Shipping Authorization (as described in Section 2.2) and the Material Planning & Authorization (as described in Section 2.3). If there is any conflict in the terms of Releases, the most recent Release will prevail; provided, however, that Seller will be fully compensated hereunder for its actions in supplying Product identified by a Shipping Authorization, in fabricating Product pursuant to a Fabrication Authorization (as described in Section 2.3) and in procuring materials pursuant to a Raw Material Authorization (as described below) taken or committed to prior to the receipt of such later Release.

                 2.2 SHIPPING AUTHORIZATION: Each Shipping Authorization will authorize Seller to ship specified quantities of Product for arrival at the location designated by Buyer on specified due dates.

                 2.3 MATERIAL PLANNING & AUTHORIZATION: Each Material Planning & Authorization will state the following information:

                      (a) the quantities of Product that Seller will be authorized to fabricate ("Fabrication Authorization").

                      (b) the quantities of Product for which Seller will be authorized to procure the necessary raw materials ("Raw Material
Authorization").

                 2.4 INVOICES: Seller may not submit invoices to Buyer until after Shipment to Buyer of the Product to which such invoices relate.

                         3. GENERAL TERMS AND CONDITIONS

            The provisions of this Agreement include Seller's Standard Conditions of Sale (the "Terms and Conditions"), a copy of which is attached hereto as Exhibit A, and which are hereby incorporated herein by this reference. In the event of any conflict between the provisions of this Agreement and the Terms and Conditions, the provisions of this Agreement will govern. This Agreement, together with the Terms and Conditions, is in lieu of and overrides any contrary term or condition, preprinted or otherwise, that may appear on any form used (a) by Buyer to purchase, offer to purchase, or to confirm the purchase of any Product or (b) by Seller to acknowledge such purchase, offer or confirmation.

                                 5. TERMINATION

                 5.1 TERMINATION FOR CAUSE: Either party may terminate this Agreement upon the other party's breach of any material provision of this Agreement and failure to correct such breach with thirty (30) calendar days of the breaching party's receipt of a written notice that (A) describes the breach in reasonable detail and (B) states that the Agreement will be terminated if the breach is not corrected within the aforementioned cure period. In the event of a breach under an individual purchase order issued under this Agreement, which breach does not substantially impair the value of the whole Agreement, the non-breaching party may terminate such individual purchase order in accordance with provisions thereof but not the Agreement.

                 5.2 SELLER'S OBLIGATION UPON TERMINATION: Upon termination of this Agreement pursuant to Section 5.1 above, Seller will (a) immediately terminate all work under this Agreement; (b) transfer title and deliver to Buyer all finished Product conforming to Buyer's Specifications, work in process (provided that Buyer authorized the fabrication of such work in process by a Fabrication Authorization) and raw material (provided that Buyer authorized the procurement of such Raw Material by a Raw Material Authorization); and (c) take all action necessary to protect property in Seller's possession in which Buyer has or may acquire an interest and, if requested, return such property.

                 5.3 BUYER'S OBLIGATION UPON TERMINATION: Upon termination of this Agreement pursuant to Section 5.1 above, Buyer will pay to Seller an amount equal to the sum of: (a) the contract price for all finished Product transferred and delivered to Buyer in accordance with clause (b) of Section 5.2; plus (b) Seller's actual cost of the work in process and raw materials transferred and delivered to Buyer in accordance with clause (b) of Section 5.2.

                               6. MERGER/AMENDMENT

            This Agreement supersedes all prior agreements and understandings between the parties respecting the subject matter hereof. The provisions of this Agreement may not be amended or otherwise modified except by a written agreement that (A) has been signed by an authorized individual for each party and (B) specifically refers to the provision of this Agreement to be amended or modified.

                                   7. HEADINGS

            Section headings used in this Agreement are for convenience only and are not a part of this Agreement for any other purpose.

                                8. GOVERNING LAW

            This Agreement will be governed by and construed in accordance with the laws of the State of Ohio.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

TRW INC.                                  SMARTIRE SYSTEMS INC.

By:                                       By:
        ----------------------------             -------------------------------
Title:                                    Title:
        ----------------------------             -------------------------------
Date:                                     Date:
        ----------------------------             -------------------------------

                                    EXHIBIT A

                           STANDARD CONDITIONS OF SALE

                 1. PURCHASE ORDERS. This Quotation is an offer subject to, and expressly conditioned upon, these Standard Conditions of Sale. The prices set forth in Seller's Quotation are firm for a period of thirty days. Submission of a purchase order by Purchaser shall be an acceptance of this Quotation offer on the date of receipt by ____________________ (hereinafter called Seller) at its designated offices, subject to these Standard Conditions of Sale, regardless of the provisions, conditions or terms contained in such purchase order. Any provisions, conditions or terms contained in such purchase order, which are in addition to or not consistent with these Standard Conditions of Sales are null and void and not binding on Seller. As used in these Standard Conditions of Sale, "Product" means products manufactured by Seller which are being sold to Purchaser hereunder.

                 2. TERMS OF SALE. All shipments are made f.o.b. Seller's manufacturing location, freight collect, unless otherwise specified, except that title and ownership of Products will remain with Seller (or, alternatively, Purchaser grants Seller a security interest in such Products) until the purchase price (including but not limited to all interest, costs and taxes, if any) has been paid in full.

                 3. TAXES. The prices set forth herein do not include any amount for federal, state, provincial or local excise, sales, use, service, occupation, gross income, property or similar taxes (including but not limited to goods and services taxes). Such taxes shall, to the extent then determined to be applicable to this transaction, be included in Seller's invoice. If any such taxes are later determined to be applicable to this transaction or Seller is required to pay or bear the burden thereof, the prices set forth herein shall be increased by the amount of such taxes and any interest or penalty thereon, and Purchaser shall pay to Seller the full amount of any such increase no later than thirty (30) days after the receipt of such invoice therefor. A request for exemption from any tax must be accompanied by properly completed tax exemption certificate. Seller shall have the right to include taxes which may be applicable to the price set forth herein in the event that Purchaser does not supply to Seller, prior to shipment, properly completed sales, use and federal excise exemption certificates.

                 4. TERMS OF PAYMENT. Terms of payment for invoices dated between the 1st and 25th of the month are net 10 days of the following month. Terms of payment for invoices dated between the 26th and the end of the month are net 10 days of the second month following. However, Seller reserves the right to demand payment prior to shipment(s) if Purchaser fails to pay when due for any goods previously delivered, or, if in Seller's judgment, Purchaser's financial condition warrants payment prior to shipments. Purchaser will pay interest at the rate of eighteen percent (18%) per annum on overdue balances.

                 5. WARRANTY. Seller warrants that, for a period of one (1) year from Seller's shipment of a Product, such Product will (i) conform to applicable specifications and drawings which are set forth on the face of Purchaser's purchase order and (ii) be free from defects in materials and workmanship under normal use and operation. Seller's sole and exclusive obligation in respect of any Product which fails to conform to the foregoing warranty is to repair or replace such Product, provided that (i) Seller receives written notice of the defect during the period of warranty and (ii) any nonconforming Product is returned at Purchaser's expense to Seller at a location to be designated by Seller. Purchaser hereby releases Seller, its employees, agents and subcontractors from any liabilities, demands, claims, actions, lawsuits, damages, losses and expenses (including, but not limited to, reasonable attorneys' fees) in respect of the Products except as set forth in Paragraph 6. In no event shall Seller be liable for any special, incidental or consequential damages to Purchaser or any third party caused by any defective Product whether the defect is warranted against or not. Seller shall have no obligation under this warranty to make repairs or replacements necessitated by catastrophe, fault, or negligence, misuse, abuse or accident of Purchaser or other users. THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, CONDITIONS OR REPRESENTATIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE INCLUDING ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.

                 6. PATENTS. Seller will indemnify, defend, and hold harmless Purchaser from and against any and all liabilities, demands, claims, actions, lawsuits, damages, losses and expenses, including, but not limited to, reasonable attorneys' fees, which arise from the purchase, sale and/or use of Products furnished by Seller to Purchaser under this Agreement and which are based on any alleged or actual infringement or other unauthorized use of any patent, copyright or trade secret of a third person, but only to the extent such infringement or other unauthorized use is predicated on the purchase, sale and/or use of Products manufactured by Seller to Seller's own designs and specifications, rather than designs or specifications originally supplied by Purchaser, and provided that Seller shall have no obligation to Purchaser unless Purchaser (i) gives Seller prompt written notice of and control over the defense and settlement of each such demand, claim, action, and lawsuit and (ii) cooperates fully, at Purchaser's expense, in such defense and settlement. Further, if Products ordered by Purchaser from Seller become or, in Seller's opinion, are likely to become the subject of a claim of infringement or other unauthorized use of a patent, copyright or trade secret of a third person or to raise any issue of infringement or other unauthorized use of a patent, copyright or trade secret of a third person, Purchaser shall permit Seller, at Seller's election and expense, (a) to procure for Purchaser the right to purchase, use and sell and/or continue purchasing, using and selling Products from Seller or (b) to modify the Products or replace the Products with comparable products so that the Products ordered by Purchaser from Seller become noninfringing or free from such claim of unauthorized use, provided that such modifications or replacements are made in a manner which does not materially impair Purchaser's existing use, if any, of the Products or (c) to remove the Products purchased from Seller and refund the purchase price and the transportation and installation costs of such removed Goods. THE FOREGOING IS PURCHASER'S EXCLUSIVE REMEDY FOR BREACH OF ANY WARRANTIES, CONDITIONS OR REPRESENTATIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, OF SELLER AGAINST INFRINGEMENT, AND PURCHASER HEREBY WAIVES ALL OTHER REMEDIES IN RESPECT THERETO.

Notwithstanding the foregoing, if Purchaser furnishes designs or specifications to Seller, the above indemnity shall not apply. In such event Purchaser will indemnify, defend, and hold harmless Seller, its employees, agents and subcontractors, in a manner fully equivalent to the foregoing for any and all liabilities, demands, claims, actions, lawsuits, damages, losses and expenses, including, but not limited to, reasonable attorneys' fees, which are based on any alleged or actual infringement or other unauthorized use of a patent, copyright or trade secret of a third person predicated on the manufacture, sale or use of Products manufactured by Seller to designs or specifications supplied by Purchaser.

                 7. DELAYS. Seller shall in no event be liable for any delay due directly or indirectly to (a) the failure of Purchaser to supply material and services which the Purchaser is to supply or (b) causes beyond the control and without the fault or negligence of Seller, including, but not restricted to, acts of God, acts of the public enemy, acts of any federal, state, provincial or local government, or any political subdivision of the foregoing, acts of the Purchaser, its agents, employees, or subcontractors, explosions, fires, floods, epidemics, quarantine restrictions, strikes, freight embargoes and shortages, unusually severe weather conditions and defaults of suppliers or subcontractors due to any such causes.

                 8. CHANGE ORDER. Purchaser may at any time prior to the scheduled date of shipment by a written order change drawings, designs, specifications, materials, packing, time and place of delivery or method of transportation, provided that (i) Seller receives 90 days advance written notice of such change and (ii) if any such change increases the cost or time required for Seller's performance hereunder, Purchaser and Seller execute a written change order providing for an equitable adjustment to the price of Product or an extension of delivery dates or both. Any claim by Seller for any adjustment will be made within a reasonable time of the date Seller is first notified of the change. If Seller's claim includes any cost for property made obsolete as a result of the change, the claim must be supported by releases (or other forms of authorization) provided by Purchaser authorizing Seller to procure or manufacture the property. Purchaser may prescribe the manner in which such property will be disposed.

                 9. CONFIDENTIALITY. Purchaser will consider all information furnished by Seller under this Agreement (including drawings, specifications, or other documents prepared by Seller for Purchaser in connection with this Agreement) to be confidential and will not disclose any such information to any other person, unless Purchaser obtains Seller's prior written permission.

                10. CONTRACTS: MODIFICATIONS: GOVERNING LAW. All orders place by Purchaser with Seller are accepted subject to these Standard Conditions of Sale. These Standard Conditions of Sale set forth the entire agreement between Purchaser and Seller regarding the subject matter hereof and, as such, supersede all previous agreements, written or oral, regarding such subject. No terms, conditions or warranties other than those stated herein, and no agreement or understanding, oral or written, in any way purporting to modify these Standard Conditions of Sale, whether contained in Purchaser's purchase or release forms, or elsewhere, shall be binding on Seller unless set forth in a written document which (i) specifically refers to these Standard Conditions of Sale and (ii) has been executed by duly authorized representatives of Purchaser and Seller. This Quotation and Standard Conditions of Sale shall be governed by the laws of the State of Ohio.

                11. ASSIGNMENT. Purchaser may not assign this Agreement without Seller's prior written consent. Any attempted assignment without such consent will be null and void.

                12. Typographical errors are subject to correction.